Exhibit 10.33

AMENDMENT NO. 1 TO LIGNITE SALES AGREEMENT,
SETTLEMENT AGREEMENT AND RELEASE

This Amendment No. 1 to Lignite Sales Agreement, Settlement Agreement and Release (“Agreement”), between Mississippi Lignite Mining Company, a Texas joint venture (“Seller”), and Choctaw Generation Limited Partnership, LLLP, a Delaware limited liability limited partnership (“CGLP”), is effective November 16, 2018.
RECITALS
WHEREAS, MLMC and CGLP are the Parties to a Lignite Sales Agreement, dated as of April 1, 1998, as amended (the “LSA”);
WHEREAS, MLMC has asserted that CGLP failed to purchase the Minimum Annual Take Quantity as required by LSA Section 4.02(e) in respect of calendar year 2017, and has failed to pay the charge therefor, and CGLP has disputed that assertion (the “2017 MATQ Dispute”); and
WHEREAS, the Parties desire to amend the LSA and in connection therewith compromise and settle all of the claims and disputes between them related to the 2017 MATQ Dispute, expressly excluding their separate dispute concerning the power cost component of the price for Dedicated Lignite under the LSA (the “Power Cost Dispute”).
AGREEMENT
NOW, THEREFORE, for and in consideration of the premises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, MLMC and CGLP hereby agree as follows:
1. CGLP shall pay $2 million to MLMC, which shall be payable in annual installments of $333,333.33 commencing on October 31, 2019 and each October 31st thereafter until the $2 million amount is paid in full. If each payment under this Section 1 is made timely, no interest shall apply and the payment amounts shall not otherwise escalate. In the event that CGLP fails to make a payment when due under this Section 1, an Event of Default by CGLP shall have occurred under the LSA, and Interest shall accrue on the unpaid amount from the date payment was due until the date payment is made.
2.    Capitalized terms in this Agreement which are not defined herein shall have the meaning assigned to them in the LSA.
3.    LSA Section 6.01 hereby is revised by adding the following concluding text:

“If Buyer believes that the quality of Seller’s Dedicated Lignite or Alternative Fuel is preventing the Facility from operating at its then current maximum generating capacity, taking into account any non-fuel-related reductions in capacity, Seller will discuss and cooperate in good faith with Buyer concerning actions, using then available uncovered in-pit inventory and/or stockpiles, to provide Buyer with sufficient Dedicated Lignite or Alternative Fuel meeting specifications as needed by Buyer to enable the Facility to operate at its then current maximum generating capacity.”
4.    LSA Section 6.05 hereby is revised by adding the following concluding text:

“Commencing on the date that Seller commences coal severance on the east side of Mississippi Highway 9, the maximum specification for Sulfur, % by weight, shall remain 1.23; provided, however, the maximum specification for Sulfur, % by weight, may be 1.40 for one Day per 30-day rolling period. Notwithstanding the foregoing, if any Dedicated Lignite delivered by Seller to Buyer causes or would cause a Forced Outage (as defined in the PPOA) of the Facility, or causes or would lead to any violation of any applicable environmental emission requirement at the Facility, or causes Buyer to reduce the load of the Facility in order to comply or prevent non-compliance with applicable emissions requirements, in each case due solely to the sulfur content of the Dedicated Lignite exceeding 1.23% by weight as shown by laboratory analyses of sulfur content, and not to any change in the Facility’s operation or other cause (each referred to as a “Sulfur Event”), Buyer and Seller will cooperate, discuss and negotiate in good faith to develop and attempt to agree upon any remedial actions necessary to avoid or limit the circumstances leading to such Sulfur Event at the Facility, including, without limitation, blending such Dedicated Lignite with other Dedicated Lignite having a lower sulfur content. If the Facility has two (2) occurrences of a Sulfur Event during a twenty-four (24) month rolling period and the parties have not been able to agree upon remedial action, then the maximum specification for Sulfur, % by weight shall be 1.23 without any allowance for a maximum specification of 1.40% by weight for one Day per rolling 30-day period. Seller shall notify Buyer of the date that Seller commences coal severance on the east side of Mississippi Highway 9, by written notice delivered in accordance with the terms of this Agreement.”
5.    LSA Section 6.06 hereby is revised by adding the following as a new second sentence:

“Buyer shall promptly, and in no event later than four (4) Business Days after Buyer receives test analysis for sampled fuel from its laboratory, notify Seller in writing of Buyer’s receipt of Rejectable Fuel and the quantity thereof.”
6.    Effective on the date that Seller commences coal severance on the east side of Mississippi Highway 9, LSA Section 6.05 hereby is revised by adding the following at the conclusion thereof: “Commencing on the date that Seller commences coal severance on the east side of Mississippi Highway 9, any price adjustment calculated in accordance with the methodology set forth in Exhibit J, Quality and Property Price Adjustment, shall be multiplied by thirty-five percent (35%). For example, if the application of the quality adjustment pursuant to Exhibit J after Seller commenced coal severance on the east side of Mississippi Highway 9 resulted in $100,000 for a month, such amount would be multiplied by thirty-five percent (35%) for a quality penalty of $35,000 [$100,000 x .35 = $35,000].”
7.    MLMC and CGLP, together with their partners, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns, hereby release, remise, cancel, acquit, relinquish, and forever discharge each other and their partners, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns from any claims relating to or arising from the 2017 MATQ Dispute. The Parties recognize, understand and agree that nothing in this Agreement is intended to or shall constitute a release of either Party’s claims relating to or arising from the Power Cost Dispute or any other claim regarding the Parties’ obligations under the LSA.

8.    The Parties hereby represent and warrant to one another that each is the sole owner of each and every claim, cause of action, right, and chose in action being released herein, that each has not previously assigned or encumbered same, and that each has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated by it.
9.    Nothing in this Agreement shall be construed as or constitute an admission of liability in any way to any of the claims being released herein, the same being expressly denied.
10.    This Agreement is a negotiated agreement and shall be construed without regard to the identity of the person(s) who drafted the various provisions thereof. Every provision of this Agreement shall be construed as though all Parties participated equally in the drafting thereof. Any legal rule of construction that a document is to be construed against the drafting party shall not be applicable and is expressly waived by the Parties.
11.    The Parties agree and represent that they have been represented by counsel of their choosing, have read this Agreement, know and understand its contents, terms and implications, and that it has been executed under free will and action.
12.    This Agreement represents and contains the entire agreement and understanding between the Parties related to the final compromise and settlement of all claims and disputes by either MLMC or CGLP related to the 2017 MATQ Dispute, and any and all previous statements or understandings, whether express or implied, oral or written, relating to the settlement of the 2017 MATQ Dispute are fully extinguished and superseded by this Agreement. Further, this Agreement may not be altered or varied except by writing signed by the Parties.

13.    This Agreement is entered into in Texas and is to be governed by and construed under the internal laws of Texas without giving effect to the conflict of laws principles thereof and the laws of the United States to the extent they preempt or supersede Texas law.
14.    This Agreement may be executed in identical counterparts, each of which shall be considered an original for all purposes.
15.    The Parties hereby represent and warrant that each of them and any person(s) executing this Agreement on their behalf have the full power and authorization to execute this Agreement on behalf of the Parties so executing, and in the capacity stated therein, and that upon execution of the same is and shall be binding upon the Parties thereto and their respective related entities, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns.
16.    This Agreement does not replace, alter, or modify the terms of the LSA, except as set forth herein, and this Agreement is entered into by CGLP and MLMC without an admission of fault, or liability. Further, this Agreement is intended solely and exclusively for the benefit of the Parties. Nothing in this Agreement shall be construed to confer any rights, benefits, or otherwise, on any third parties, nor shall this Agreement be deemed to create any contractual relationship with or cause of action in favor of any third party.
[Remainder of page intentionally blank; signatures on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of November 16, 2018.

CHOCTAW GENERATION LIMITED PARTNERSHIP, LLLP

By: Choctaw Generation, Inc., its administrative partner

By: /s/ Robert P. Watson
Robert P. Watson
Asset Manager

MISSISSIPPI LIGNITE MINING COMPANY
By Its Joint Venturers:

The North American Coal Corporation

By: /s/ J.C. Butler, Jr.
J.C. Butler, Jr.
President and Chief Executive Officer

Red Hills Property Company L.L.C.

By: /s/ John D. Neumann
John D. Neumann
Manager

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